Exhibit 99.1

NEWS RELEASE

St. Paul Travelers Reports Fourth Quarter 2004 Net Income of

$303 Million or $0.44 per Diluted Share

Full Year 2004 Net Income of $955 Million or $1.53 per Diluted Share

Company Explores Alternatives for Divesting Nuveen Stake

Announces Results of Asbestos Review

SAINT PAUL, Minn. (January 31, 2005)

The St. Paul Travelers Companies, Inc. (“St. Paul Travelers,” NYSE: STA) today reported net income of $303 million for the quarter ended December 31, 2004, or $0.45 per basic share and $0.44 per diluted share, compared to $489 million, or $1.13 per basic share and $1.09 per diluted share, in the prior year quarter.  Operating income for the current quarter was $307 million, or $0.46 per basic share and $0.45 per diluted share, compared to $463 million, or $1.07 per basic share and $1.04 per diluted share, in the prior year quarter.  Operating income excludes net realized investment gains (losses).  The St. Paul Companies, Inc. (“The St. Paul”) and Travelers Property Casualty Corp. (“Travelers”) merged to form St. Paul Travelers on April 1, 2004.  The periods prior to April 1, 2004 do not include the results of The St. Paul.  Average diluted shares outstanding were 708.6 million for the quarter, which included the dilutive effect of contingently convertible debt due to the adoption of new accounting requirements.

The company also announced its intentions to explore strategic alternatives to divest its 79% equity stake in Nuveen Investments, Inc. (“Nuveen”) and to combine its major insurance pools.

Highlights for the Quarter

•                  Record operating income of $378 million in the Personal segment, including $169 million after-tax of favorable prior and current year reserve development.

•                  Strong investment performance.

•                  Net written premiums of $5.154 billion, up 52 percent from prior year quarter (down 1 percent on a pro forma combined basis).

•                  Pre-tax reserve increases of $922 million for asbestos and $84 million for environmental related claims, both of which resulted in an after-tax charge of $673 million.

•                  Pre-tax catastrophe losses of $113 million ($78 million after-tax) related to the third quarter hurricanes in the Commercial and Specialty segments

Net and operating income for the current quarter included an after-tax benefit of $117 million ($180 million pre-tax) due to favorable claim activity that resulted in a re-estimation of the current year loss ratios for the first three quarters in the Personal and Commercial segments.  Net and operating income was also impacted by an after-tax benefit of $91 million ($140 million pre-tax) due to favorable prior year reserve development in the Personal segment.  In addition, the company recorded a $78 million after-tax charge ($113 million pre-tax) in the current quarter due to catastrophe losses in the Commercial and Specialty segments related to the third quarter hurricanes.

Jay Fishman, President and Chief Executive Officer of St. Paul Travelers, said, “We generated solid underlying earnings in the fourth quarter, aided by strong investment income and favorable non-catastrophe-related weather.  Expense savings initiatives are generally ahead of schedule and we are confident that we will achieve our original pre-tax goal of a $350 million annual run-rate savings by the end of 2005 and $450 million by the end of 2006.  With the steps taken in 2004, and the initiatives planned for the future, we are well positioned to realize our earnings power in 2005 and beyond.

“We are particularly pleased with the performance in our Personal segment, which generated record operating income and net written premium growth of 13% over the prior year quarter.  In our commercial businesses, profitability before the asbestos and environmental charge was solid, net written premium levels improved modestly over the third quarter and renewal retentions remain strong with modest price increases across the book.  As we approach the first anniversary of our merger, our underwriting orientation and appetite have become increasingly clear to the marketplace and our agents remain very supportive.

“A divestiture of our equity stake in Nuveen would significantly increase our financial flexibility, operating company capital and tangible net worth.  Nuveen is a wonderful franchise with an outstanding track record and a great management team.  We are working closely with the Nuveen management to facilitate a smooth transition and are focused on ensuring the continuation of their exciting prospects.”

Consolidated Fourth Quarter Highlights

($ in millions except for per share amounts.	Three Months Ended Dec. 31				Twelve Months Ended Dec. 31
After-tax except for premiums)	2004	2003	Change		2004	2003	Change

Net written premiums	$5,154	$3,389	52%		$18,936	$13,201	43%
Net earned premiums	5,276	3,317	59		19,038	12,545	52
Underwriting gain (loss)	(263)	98	NMF		(1,047)	280	NMF
Net investment income	562	379	48		2,020	1,415	43
Operating income	307	463	(34)		983	1,675	(41)
Net income	303	489	(38)		955	1,696	(44)
Book value per share	$31.35	$27.51	14		$31.35	$27.51	14
Adjusted book value per share	$30.05	$25.07	20		$30.05	$25.07	20
GAAP combined ratio	107.1%	95.5%	11.6	pts	107.7%	96.3%	11.4	pts
Return on equity	5.8%	16.7%	(10.9	)pts	5.1%	15.3%	(10.2	)pts
Operating return on equity	6.1%	17.4%	(11.3	)pts	5.5%	16.6%	(11.1	)pts

Note: Results prior to the second quarter 2004 reflect only the results of Travelers

Please see Glossary of Financial Measures for definitions and the statistical supplement for additional financial data

Net written premiums increased 52 percent to $5.154 billion from the prior year quarter.  The increase was due to the inclusion of The St. Paul’s net written premiums in the current quarter.  Net written premiums decreased 1 percent from the prior year quarter on a pro forma combined basis primarily due to lower new business in the company’s Commercial segment.

Net investment income for the current quarter was $562 million after-tax ($735 million pre-tax), which was positively impacted by returns on alternative investments and strong operating cash flows.

The current quarter GAAP combined ratio of 107.1 percent included 16.5 points for prior year reserve strengthening and 2.1 points for catastrophe losses.  Favorable current year reserve development reduced the current quarter GAAP combined ratio by 3.4 points.

Results of Asbestos Review

The asbestos reserve increase of $922 million in the current quarter included an analysis of exposure and claim payment patterns by policyholder category, as well as recent settlements, policyholder bankruptcies, state judicial rulings and legislative actions.  The increase resulted primarily from changes in the asbestos landscape over the last two years and was largely driven by an increase in litigation costs and activity surrounding peripheral defendants.  The company has settled or has had favorable rulings on large case exposures and has not seen any significant exposures arising from policyholders submitting asbestos claims for the first time.  While the company continues to support efforts for asbestos reform, the reserving actions do not contemplate any significant future legislative developments.

Year-to-Date Consolidated Results

For the full year 2004, St. Paul Travelers reported net income of $955 million, or $1.56 per basic share and $1.53 per diluted share, compared to $1.696 billion, or $3.91 per basic share and $3.80 per diluted share, in the prior year.  Operating income for the full year was $983 million, or $1.61 per basic share and $1.58 per diluted share, compared to $1.675 billion, or $3.86 per basic share and $3.75 per diluted share, in the prior year.  Net and operating income for the year included after-tax charges of $1.594 billion for prior year reserve development, $511 million due to catastrophe losses and $19 million for merger related restructuring costs.

Commercial Segment Financial Results

For the fourth quarter of 2004, the Commercial segment reported an operating loss of $192 million.  These results included after-tax charges of $673 million ($1.006 billion pre-tax) for asbestos and environmental reserve strengthening and $49 million ($74 million pre-tax) due to adverse development on the third quarter hurricane losses.  The current quarter was also impacted by an after-tax benefit of $39 million ($60 million pre-tax) due to favorable claim activity that resulted in a re-estimation of the current year loss ratio for the first three quarters.

The Commercial GAAP combined ratio was 136.0 percent in the current quarter.  Prior year reserve strengthening increased the GAAP combined ratio by 44.5 points and catastrophe losses added 3.3 points.  Favorable current year reserve development reduced the combined ratio by 2.7 points.

Pro forma combined net written premiums for the Commercial segment decreased 11 percent from the prior year quarter to $2.148 billion.  Commercial Core pro forma combined net written premiums decreased 9 percent to $2.068 billion.  The decreases were primarily due to lower new business resulting from increased competition and the impact of higher premium flow in the prior year quarter associated with the Royal & SunAlliance, Kemper and Atlantic Mutual renewal rights transactions.  Retention rates, new business levels and renewal price changes were consistent with the third quarter, and net written premiums increased modestly from the third quarter.

Pro forma combined net written premiums for Commercial Other, which includes the results of Gulf and other run-off operations, decreased 43 percent from the prior year quarter due to the planned non-renewal of written premiums for these businesses.  Approximately $42 million of net written premiums previously written by Gulf were written by Domestic Specialty in the current quarter.

Specialty Segment Financial Results

For the fourth quarter 2004, the Specialty segment reported operating income of $140 million.  These results included an after-tax charge of $29 million ($39 million pre-tax) due to adverse development on the third quarter hurricanes and a related reinsurance reinstatement premium.  The Specialty GAAP combined ratio was 100.3 percent in the current quarter, which included 2.6 points for catastrophe losses.

Specialty pro forma combined net written premiums increased 3 percent from the prior year quarter to $1.573 billion.  Pro forma combined net written premiums for Domestic

Specialty increased 4 percent to $1.252 billion, including the $42 million of former Gulf business described above.  Several businesses within Domestic Specialty experienced solid growth, such as 9 percent in Financial and Professional Services excluding premiums transferred from Gulf, 10 percent in Bond, 7 percent in Technology, 16 percent in Oil and Gas, and 37 percent in Ocean Marine, while Construction declined 10 percent due to continued disciplined underwriting.  Domestic Specialty retention rates and new business levels were consistent with prior 2004 quarters while renewal price changes increased to the high single digits.  Fourth quarter net written premiums increased modestly from the third quarter.

Pro forma combined net written premiums for International Specialty decreased 4 percent from the prior year quarter to $321 million primarily due to a reinsurance reinstatement premium incurred as a result of additional losses related to the third quarter hurricanes and the planned non-renewal of certain personal lines business at Lloyd’s.  Excluding Lloyd’s, retention levels remained strong, new business levels were consistent with prior 2004 quarters and renewal price changes were in the low single digits.

Personal Segment Financial Results

For the fourth quarter 2004, the Personal segment reported record operating income of $378 million, compared to $185 million in the prior year quarter.  This increase of 104 percent was primarily due to the benefit of favorable prior and current year claim frequency, the continued favorable rate environment and growth in business volumes in all lines.  The current quarter results included benefits of $91 million ($140 million pre-tax) due to favorable prior year reserve development and $78 million after-tax ($120 million pre-tax) due to favorable claim activity that resulted in a re-estimation of the current year loss ratio for the first three quarters.  This compares to after-tax benefits of $66 million ($102 million pre-tax) of favorable prior year reserve development and $32 million ($49 million pre-tax) of favorable current year reserve development in the prior year quarter.  The Personal GAAP combined ratio was 69.7 percent in the current quarter as compared to 85.6 percent in the prior year quarter.  Favorable current and prior year reserve development for the quarter reduced the GAAP combined ratio by 17.6 points compared to a reduction of 12.0 points in the prior year quarter.

Fourth quarter net written premiums increased 13 percent from the prior year quarter to $1.433 billion due to strong organic growth, new business premiums from the Royal & SunAlliance renewal rights transaction, solid retention and continued increases in premium rates in both the Automobile and the Homeowners and Other lines of business.

Automobile net written premiums increased 9 percent from the prior year quarter to $810 million.  Policies in force rose for the fifteenth consecutive quarter, increasing 9 percent from the prior year quarter, while renewal price changes remained in the mid-single digits.

Homeowners and Other net written premiums increased 20 percent from the prior year quarter to $623 million.  Policies in force rose for the tenth consecutive quarter, increasing 15 percent from the prior year quarter, while renewal price changes remained in the high single digits.

Asset Management Financial Results

The Asset Management segment is comprised of the company’s 79 percent interest in Nuveen Investments, Inc. (“Nuveen”).  Nuveen’s core businesses are asset management and related research, as well as the development, marketing and distribution of investment products and services for the affluent, high-net-worth and institutional market segments.

Operating income for the Asset Management segment, net of minority interest, was $32 million for the current quarter. Total revenues were $137 million for the current quarter and assets under management grew to a record $115 billion at the end of the fourth quarter.

Financial Supplement and Conference Call

The information in this press release should be read in conjunction with a financial supplement that is available on our Web site at www.stpaultravelers.com.  The management of St. Paul Travelers will discuss the contents of this release via Webcast at 9:00 a.m. EST (8:00 a.m. CST) on Tuesday, February 1, 2005.  Prior to the Webcast, a related slide presentation will be available on the company’s Web site.  Following the live event, an audio playback of the Webcast and the slide presentation will be available at the company’s Web site.

To view the slides or to listen to the Webcast or the playback, visit the “Webcasts & Presentations” section of the St. Paul Travelers investor relations Web site at http://investor.stpaultravelers.com/.

About St. Paul Travelers

St. Paul Travelers is a leading provider of property casualty insurance and asset management services.  For more information, visit www.stpaultravelers.com.

Glossary of Financial Measures

The following measures are used by the company’s management to evaluate financial performance against historical results and establish targets on a consolidated basis. In some cases, these measures are considered non-GAAP financial measures under applicable SEC rules because they are not displayed as separate line items in the consolidated statement of income or required to be disclosed in the notes to financial statements, and in some cases, include or exclude certain items not ordinarily included or excluded in the most comparable GAAP financial measure. In the opinion of the company’s management, a discussion of these measures provides investors with a better understanding of the significant factors that comprise the company’s periodic results of operations and how management evaluates the company’s financial performance.

Operating income and operating income per share is net income excluding the after-tax impact of net realized investment gains (losses) and on a per share basis.

Return on equity is the ratio of net income to average equity.  Operating return on equity is the ratio of operating income to average equity excluding net unrealized gains or losses on investment securities, net of tax.

In the opinion of the company’s management, operating income, operating income per share, and operating return on equity are meaningful indicators of underwriting and operating results.  These measures exclude net realized investment gains or losses which can be significantly impacted by both discretionary and other economic factors and are not necessarily indicative of operating trends.  Internally, the company’s management uses operating income, operating income per share and operating return on equity to evaluate performance against historical results and establish financial targets on a consolidated basis.

Underwriting gain or loss is net earned premiums and fee income less claims and claim adjustment expenses and insurance-related expenses.  This profit or loss calculation includes reinsurance assumed and ceded but excludes net investment income.

A catastrophe is a severe loss, resulting from natural and manmade events, including risks such as fire, earthquake, windstorm, explosion, terrorism and other similar events. Each catastrophe has unique characteristics. Catastrophes are not predictable as to timing or amount in advance, and therefore their effects are not included in earnings or claims and claim adjustment expense reserves prior to occurrence. In the opinion of the company’s management, a discussion of the impact of catastrophes is meaningful for investors to understand the variability in periodic earnings.

Loss reserve development is the increase or decrease in incurred claims and claim adjustment expenses as a result of the re-estimation of claims and claim adjustment expense reserves at successive valuation dates for a given group of claims.  Loss reserve development may be related to prior year or current year development.  In the opinion of the company’s management, discussion of prior year loss reserve development is useful to investors as it allows them to assess the impact between prior year and current year development on current earnings and changes in claims and claim adjustment expense reserve levels from period to period.

GAAP combined ratio is the sum of the loss and loss adjustment expense ratio (loss and LAE ratio), the underwriting expense ratio and, where applicable, the ratio of dividends to policyholders to net premiums earned.  For GAAP, the loss and LAE ratio is the ratio of incurred losses and loss adjustment expenses reduced by an allocation of fee income to net earned premiums.  The underwriting expense ratio is the ratio of underwriting expenses incurred reduced by an allocation of fee income, billing and policy fees to net earned premium. A GAAP combined ratio under 100 percent generally indicates an underwriting profit. A GAAP combined ratio over 100 percent generally indicates an underwriting loss. The GAAP combined ratio is an operating statistic that includes GAAP measures in the numerator and the denominator.

Pro forma combined net written premiums reflect the addition of net written premiums of The St. Paul and Travelers for periods prior to the merger on April 1, 2004. The pro forma combined net written premium amounts are not affected by purchase accounting adjustments. Net written premiums are a measure of business volume.  The pro forma information presented is not necessarily indicative of what would have occurred had the acquisition and related transactions been made at the beginning of the applicable period, or of future results of the company.

Adjusted book value per share represents assets less liabilities excluding the after-tax impact of net unrealized gains and losses, divided by the number of shares outstanding. In the opinion of the company’s management, adjusted book value is useful in an analysis of a property-casualty company’s book value on a nominal basis as it removes the effect of changing prices on invested assets, which do not have an equivalent impact on unpaid claims and claim adjustment expense reserves.

St. Paul Travelers has organized its businesses into the following operating and reporting segments, beginning with the second quarter 2004:

Commercial: Commercial – Core offers a broad array of property and casualty insurance and insurance-related services and is organized into the following three marketing and underwriting groups focusing on a particular client base or product grouping to provide products and services that specifically address clients’ needs: Commercial Accounts, Select Accounts and National Accounts. Commercial - Other includes policies written by Gulf, primarily management and professional liability coverages (prior to the integration of these products into Specialty in April 2004), the Special Liability Group and runoff operations.

Specialty provides dedicated underwriting, claim and risk control services that require specialized expertise, domestically and internationally.  Domestic Specialty includes Financial and Professional Services, Bond, Construction, Technology, Ocean Marine, Oil and Gas, Public Sector and Excess & Umbrella, among others.  International Specialty includes operations in the U.K, Ireland, Canada and the company’s participation in Lloyd’s.

Personal writes virtually all types of property and casualty insurance covering personal risks.  The primary coverages in this segment are personal automobile and homeowners insurance sold to individuals.

Asset Management comprises Nuveen Investments, whose core businesses are asset management and related research, as well as the development, marketing and distribution of investment products and services for the affluent, high net worth and institutional market segments.  The company holds a 79 percent interest in Nuveen Investments.

* * * * *

Segment results for periods beginning prior to April 1, 2004 have been restated from the historical presentation of Travelers to conform to the new St. Paul Travelers segment arrangement where practicable.  As a result, prior quarter Bond and Construction results were disaggregated from historical Travelers Commercial Lines segment to create a historical Specialty segment and to restate Commercial into the new format.

Invested and other assets and net investment income (NII) of historical Travelers had been specifically identified by reporting segment prior to the merger.  Beginning in the second quarter 2004, the company developed a methodology to allocate NII and invested assets to the identified segments.  This methodology allocates pre-tax NII based upon an investable funds concept, which takes into account liabilities (net of non-invested assets) and appropriate capital considerations for each segment.  It is not practicable to apply the methodology to historical businesses and as such, actual (versus allocated) NII is included in revenues and operating income of the restated segments for periods prior to the merger.  It is also not practicable to present total assets for restated Specialty and Commercial segments for periods prior to the merger.  The company believes that the differences, if any, are not significant to a comparison with the new segment presentation.

Forward Looking Statements

This press release may contain, and management may make, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements, other than statements of historical facts, may be forward-looking statements.  Specifically, the company may make forward-looking statements about the company’s results of operations (including, among others, premium volume and net and operating income), financial condition and liquidity; the sufficiency of the company’s asbestos and other reserves (including, among others, asbestos claim payment patterns); the post-merger integration (including, among others, expense savings); and strategic initiatives (including, among others, the sale of the company’s interest in Nuveen).  Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the company’s control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements.

Some of the factors that could cause actual results to differ include, but are not limited to, the following: adverse developments involving asbestos claims and related litigation; the impact of aggregate policy coverage limits for asbestos claims; the impact of bankruptcies of various asbestos producers and related businesses; the willingness of parties including the company to settle asbestos-related litigation; the company’s ability to fully integrate the former St. Paul and Travelers businesses in the manner or in the timeframe currently anticipated; the company’s ability to execute announced and future strategic initiatives as planned; insufficiency of, or changes in, loss and loss adjustment expense reserves; the company’s inability to obtain prices sought due to competition or otherwise; the occurrence of catastrophic events, both natural and man-made, including terrorist acts, with a severity or frequency exceeding the company’s expectations; exposure to, and adverse developments involving, environmental claims and related litigation; the impact of claims related to exposure to potentially harmful products or substances, including, but not limited to, lead paint, silica and other potentially harmful substances; adverse changes in loss cost trends, including inflationary pressures in medical costs and auto and building repair costs; the effects of corporate bankruptcies on surety bond claims; adverse developments in the cost, availability and/or ability to collect reinsurance; the ability of the company’s subsidiaries to pay dividends to us; adverse developments in legal proceedings; judicial expansion of policy coverage and the impact of new theories of liability; the impact of legislative and other governmental actions, including, but not limited to, federal and state legislation related to asbestos liability reform and governmental actions regarding the compensation of brokers and agents; the performance of the company’s investment portfolios, which could be adversely impacted by adverse developments in U.S. and global and financial markets, interest rates and rates of inflation; weakening U.S. and global economic conditions; larger than expected assessments for guaranty funds and mandatory pooling arrangements; a downgrade in the company’s claims-paying and financial strength ratings; the loss or significant restriction on the company’s ability to use credit scoring in the pricing and underwriting of Personal policies; and changes to the regulatory capital requirements.

The company’s forward-looking statements speak only as of the date of this press release or as of the date they are made, and the company undertakes no obligation to update its forward-looking statements.

Summary of Financial Information	The St. Paul Travelers Companies, Inc.

On April 1, 2004, Travelers Property Casualty Corp. (Travelers) completed its previously announced merger into The St. Paul Companies, Inc. (St. Paul), forming The St. Paul Travelers Companies, Inc. (St. Paul Travelers).  Each share of Travelers class A and class B common stock was exchanged for 0.4334 of a share of St. Paul Travelers common stock, and the Travelers treasury stock was cancelled.  The number of shares and per share amounts for all periods presented have been restated to reflect the equivalent number of shares resulting from the exchange of Travelers common stock for St. Paul Travelers common stock due to the merger on April 1, 2004.

For accounting purposes, this transaction was accounted for as a reverse acquisition with Travelers treated as the accounting acquirer.  Accordingly, the transaction was accounted for as a purchase business combination, using Travelers historical financial information and applying fair value estimates to the acquired assets, liabilities and commitments of St. Paul as of April 1, 2004.  Information for, or including, periods prior to the second quarter of 2004 reflects only the standalone results of Travelers for those periods.

	Three months ended December 31,		Year ended December 31,
($ in millions, except per share amounts)	2004	2003	2004	2003

Operating income	$307	$463	$983	$1,675
Net realized investment gains (losses)	(4)	26	(28)	21
Net income	$303	$489	$955	$1,696

Basic earnings per share
Operating income	$0.46	$1.07	$1.61	$3.86
Net realized investment gains (losses)	(0.01)	0.06	(0.05)	0.05
Net income	$0.45	$1.13	$1.56	$3.91

Diluted earnings per share (1)
Operating income	$0.45	$1.04	$1.58	$3.75
Net realized investment gains (losses)	(0.01)	0.05	(0.05)	0.05
Net income	$0.44	$1.09	$1.53	$3.80

Weighted average number of common shares outstanding (basic)	666.8	433.8	608.3	434.3
Weighted average number of common shares outstanding and common stock equivalents (diluted) (1)	708.6	452.9	628.3	453.3
Common shares outstanding at period end	670.3	435.8	670.3	435.8

Common stock dividends declared	$147.5	$80.4	$523.2	$281.8

Operating income (loss) by segment
Commercial	$(192)	$232	$862	$1,061
Specialty	140	70	(724)	234
Personal	378	185	939	492
Asset management	32	—	88	—
Interest Expense and Other	(51)	(24)	(182)	(112)
	$307	$463	$983	$1,675

Return on equity	5.8%	16.7%	5.1%	15.3%
Operating return on equity	6.1%	17.4%	5.5%	16.6%

(1)   Prior periods have been restated to reflect, when dilutive, the inclusion of contingently convertible debt pursuant to new accounting requirements.

See Glossary of Financial Measures, and the statistical supplement for additional financial data.

	Three months ended December 31,		Year ended December 31,
($ in millions)	2004	2003	2004	2003

Revenues
Premiums	$5,276	$3,317	$19,038	$12,545
Net investment income	735	499	2,663	1,869
Fee income	177	156	706	560
Asset management	137	—	390	—
Net realized investment gains (losses)	(3)	38	(39)	38
Other revenues	43	31	176	127
	$6,365	$4,041	$22,934	$15,139

Revenues by segment excluding net realized investment gains
Commercial	$2,894	$2,264	$11,110	$8,454
Specialty	1,719	369	5,346	1,377
Personal	1,613	1,370	6,113	5,268
Asset management	137	—	390	—
Interest Expense and Other	5	—	14	2
	6,368	4,003	22,973	15,101
Net realized investment gains (losses)	(3)	38	(39)	38
	$6,365	$4,041	$22,934	$15,139

Net written premiums
Commercial	$2,148	$1,826	$8,213	$6,862
Specialty	1,573	299	4,794	1,258
Personal	1,433	1,264	5,929	5,081
	$5,154	$3,389	$18,936	$13,201

GAAP combined ratios: (1)
Commercial (2)
Loss and loss adjustment expense ratio	107.2%	80.1%	80.0%	75.4%
Other underwriting expense ratio	28.8	24.7	28.2	24.9
Combined ratio	136.0%	104.8%	108.2%	100.3%

Specialty (2)
Loss and loss adjustment expense ratio	68.7%	48.2%	102.8%	51.3%
Other underwriting expense ratio	31.6	35.2	32.6	36.0
Combined ratio	100.3%	83.4%	135.4%	87.3%

Personal
Loss and loss adjustment expense ratio	43.6%	61.0%	58.3%	69.1%
Other underwriting expense ratio	26.1	24.6	24.9	23.7
Combined ratio	69.7%	85.6%	83.2%	92.8%

Total Company (2)
Loss and loss adjustment expense ratio	78.2%	69.9%	79.4%	70.7%
Other underwriting expense ratio	28.9	25.6	28.3	25.6
Combined ratio	107.1%	95.5%	107.7%	96.3%

(1)   For purposes of computing GAAP ratios, billing and policy fees (which are a component of other revenues) are allocated as a reduction of other underwriting expenses.  In addition, fee income is allocated as a reduction of losses and loss adjustment expenses and other underwriting expenses.

(2)  Before policyholder dividends.

See Glossary of Financial Measures, and the statistical supplement for additional financial data.

	Three months ended December 31,		Year ended December 31,
($ in millions; after tax except as noted)	2004	2003	2004	2003
Reconciliation of underwriting gain (loss) to net income

Pre-tax underwriting gain (loss)	$(393)	$111	$(1,586)	$381
Tax benefit (expense) on underwriting results	130	(13)	539	(101)
Underwriting gain (loss)	(263)	98	(1,047)	280
Net investment income	562	379	2,020	1,415
Asset management income	42	—	113	—
Other, including interest expense and minority interest	(34)	(14)	(103)	(20)
Consolidated operating income	307	463	983	1,675
Net realized investment gains (losses)	(4)	26	(28)	21
Net income	$303	$489	$955	$1,696

See Glossary of Financial Measures, and the statistical supplement for additional financial data.

Contacts

Media:	Institutional Investors:	Individual Investors:
Shane Boyd	Maria Olivo	Marc Parr
651.310.3846, or	860.277.8330, or	860.277.0779
Marlene Ibsen	David Punda
860.277.9039, or	212.588.8417
Joan Palm
651.310.2685

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